Exhibit 99.1

Investor and Media Contact

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS’ SELECTIVE ADENOSINE A1 AGONIST TECADENOSON

SHOWS SYNERGISTIC EFFECT WITH ULTRA LOW DOSE BETA BLOCKER IN PRECLINICAL ATRIAL FIBRILLATION MODEL

PALO ALTO, Calif., November 8, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that data from a preclinical study of the selective adenosine A1 agonist tecadenoson, in combination with a low dose of the beta blocker metoprolol, showed increased rate control compared to either agent alone (p<0.05) in an established animal model of atrial fibrillation. Tecadenoson also demonstrated effective rate control at rest and during exercise in this preclinical model.

The findings were presented at the American Heart Association Scientific Sessions in Orlando, Florida by Dr. Ulrich Schotten of University Maastricht in the Netherlands.

“These preclinical results underlie the basis for the ongoing Phase 2 study to evaluate this drug combination as a potential rate control agent for atrial fibrillation,” said Louis G. Lange, CV Therapeutics chairman and chief executive officer.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases and tecadenoson, which is being developed for potential treatment of atrial fibrillation and paroxysmal supraventricular tachycardia (PSVT). Regadenoson, CVT-6883 and tecadenoson have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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